Exhibit 23.1 Consent of PricewaterhouseCoopers LLP

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-93229) of Datalink Corporation of our report dated February 13, 2001 on our audit of the financial statements of Datalink Corporation as of December 31, 2000 and for each of the two years in the period ended December 31, 2000 and 1999 which report is included in this Form 10-K. We also consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated February 13, 2001 relating to the financial statement schedule, which appears in the Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota
March 25, 2002